Exhibit 4.19

EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made this 19 day of July 2017, by and between Therapix Biosciences Ltd. registry number 513581652 a company having its principal place of business at 5 Azrieli Center (Square Tower) 27 Fl. Tel-Aviv 6702501, Israel (the “Company”), and Oz Adler (I.D. No. [*]) of [*] (the “Employee”).

WHEREAS, the Company wishes to employ an employee in the position set forth hereunder; and

WHEREAS, the Employee has declared that he has the required knowledge, experience and expertise to fulfill the said position under the terms set forth herein; and

WHEREAS, the Company wishes, based on the Employee’s aforementioned declaration, to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the parties desire to state the entire terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Contents of Agreement/Definitions

1.1.	The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

1.2.	The headings in this Agreement are for the purpose of convenience only and shall not be used for the purposes of interpretation.

1.3.	This Agreement is in lieu of the notification of the terms of employment pursuant to the Notice to Employee Law (Terms of Employment), 5762-2002, and it includes all the information which the Company is obligated by law to provide to the Employee.

1.4.	The Employee represents that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement.

1.5.	References to the masculine gender shall include the feminine, unless the context otherwise requires.

2.	Employment and Position

2.1.	Employee’s employment with the Company shall commence as of the commencement date set forth in Exhibit A hereto (the “Commencement Date”) and shall continue for an unfixed period of time until terminated in accordance with the provisions of this Agreement.

2.2.	Company hereby agrees to employ Employee and Employee hereby agrees to be employed by Company in the position as described in Exhibit A hereto (the “Position”). The Company may, at its sole discretion, change the Position, the content of the position and its definitions, and/or to ask the Employee to render services out of the scope of the Position.

2.3.	Employee shall report regularly to the person set forth in Exhibit A hereto, or to any other person or position as Company, at its sole discretion, shall instruct the Employee from time to time (the “Supervisor”).

3.	Employee’s Duties

Employee affirms and undertakes throughout the term of this Agreement:

3.1.	To devote his entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his duties to the Company, to perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position, and to comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

3.2.	To travel abroad from time to time if and as may be required pursuant to his Position.

3.3.	Not to receive, at any time, whether during the term of this Agreement and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with the Company, without the Company’s prior written authorization.

3.4.	To immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company and/or the interests of the Company.

3.5.	Not, without the prior written consent of the Company, to undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non-business activities.

3.6.	To adhere to any applicable law or provision, pertaining to his employment.

3.7.	To protect the good name of the Company and not to perform any act that may bring the Company into disrepute.

3.8.	To comply with the Company’s Policy for Prevention of Sexual Harassment at the Workplace, as appears on the Company’s Notice Board, and undertakes to act in accordance with said policy.

3.9.	To keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

4.	Working Hours and Location

4.1.	Location

The Employee will work at the premises of the Company, wherever they shall be located from time to time, or any other reasonable location, as decided by the Company in its sole discretion.

4.2.	Working Days

4.2.1.	Hours and Days of Work: In general, work for the Company shall be performed on Sunday through Thursday, unless determined and instructed otherwise by the Company, as set forth hereunder. A regular workday with the Company shall consist of 9 hours, including a 30 minute daily break which shall be taken by the Employee, and which shall be the Employee’s responsibility to take. Saturday (Shabbat) shall be the Employee’s recognized and official rest day.

4.2.2.	Global Overtime: Despite the aforementioned, the Employee is aware that the employment relationship between the Employee and the Company is based on trust and the availability to work at irregular and flexible hours. The scope and requirement of the Employee’s position shall require the Employee, from time to time, to work beyond the regular work hours, and also on irregular days. Therefore, the Employee shall be paid on a monthly basis, in addition to the Employee’s Base Salary (as defined hereunder), a global amount as payment for global overtime hours (Hereinafter: “Global Overtime Pay”). The Global Overtime Pay, as set forth in Exhibit A, has been determined according to an estimation of the scope of work which the Employee shall be required to perform.

4.2.3.	It is hereby agreed, that the Global Overtime Pay is conditional and is and shall be a real and true supplement above and beyond the Employee’s salary, and which according to the applicable law, is not to be taken into account as part of the Employee’s salary, for the purpose of calculating the Employee’s social entitlements or rights. However, without any obligation to do so under any applicable law, the Company shall include the Global Overtime Pay, which shall be taken into account as part of the Employee’s Monthly Salary (as defined herein), for the purpose of calculating the Employee’s social entitlements and rights according to this Agreement, including social benefits and severance payments. The Global Overtime Pay shall also be paid to the Employee in the case of the Employee’s absence from work due to vacation, sickness, reserve duty, etc.

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4.2.4.	Recording of Hours: Per the requirements under applicable law, the Employee shall cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy and instructions.

5.	Consideration, Benefits and Payments

5.1.	Salary

5.1.1.	As payment for the fulfillment of the obligations set forth herein, the Company shall pay the Employee a base salary in the amount specified in Exhibit A (“Base Salary”) and the Global Overtime Pay. The Base Salary together with the Global Overtime Pay shall hereinafter be referred to as the “Monthly Salary”.

5.1.2.	An amount equal to 10% of the Monthly Salary of the Employee shall be considered as a special compensation for the Employee’s obligation for confidentiality, return of confidential information, non-competition, non-solicitation, and no conflicting obligations set forth in Exhibit B herein (the “Special Compensation”). The Employee shall be obligated to return all Special Compensation amounts received from the Company upon violation of any of the said obligations set forth in Exhibit B hereto. Company maintains the right to withhold and set off any amounts due to the Employee following such violation, and all such amounts owed to the Company shall bear interest and shall be linked to the Cost of Living Index in accordance with the law. All the above shall not derogate from any of the Company’s rights pertaining to said violation by the Employee.

5.1.3.	The Monthly Salary shall be paid to the Employee no later than the 9th day of the following month. The Company shall deduct all required taxes and similar payments from the Monthly Salary and from all other payments made to the Employee.

5.2.	Pension Insurance

5.2.1.	The Company and the Employee will obtain and/or continue to maintain Managers Insurance and/or Pension Fund according to the Employee’s choice (“Pension Insurance”). The contribution to the Pension Insurance shall be as follows: (i) the Company shall contribute an amount equal to 6.5% of the Monthly Salary payment for premium payments (the “Company Contribution”) and an additional 8.33% of the Monthly Salary payment for severance payments; and (ii) the Employee shall contribute 6% of the Monthly Salary payment toward the premiums payable in respect of a Pension Insurance.

5.2.2.	The Employee hereby instructs the Company to transfer to the Pension Insurance the amounts of the Employee’s and the Company’s contributions from each Monthly Salary payment, on account of the Pension Insurance.

5.2.3.	In the event the Employee elects to obtain Managers Insurance, the Company Contribution shall include payments toward a Disability Insurance (“Ovdan Kosher Avoda”), which may be included within the Managers Insurance Policy, for the exclusive benefit of the Employee, provided that the Company’s contribution towards premium payments shall not be less than 5%. For the removal of any doubt, it is hereby clarified that the Company Contribution together with any payments towards Disability Insurance shall not exceed 7.5% of the Employee’s Monthly Salary.

5.2.4.	It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Insurance Policy on account of both the Company’s and Employee’s Contributions. However, it is hereby agreed that if the Employee is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law or in the event that the Employee withdraws monies from the Pension Insurance in circumstances other than an “Entitling Event”, (i.e., death, disablement or retirement at the age of 60 or over) - the Employee shall not be entitled to any Severance Pay.

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5.2.5.	It is hereby clearly agreed and understood that the amounts accrued in the Pension Insurance Policy shall be in lieu and in full and final substitution of any severance pay the Employee shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as Exhibit C.

5.3.	Advanced Study Fund - Keren Hishtalmut

5.3.1.	The Company and the Employee shall open and maintain a Keren Hishtalmut (the “Fund”). Use of these funds shall be in accordance with the by-laws of the fund.

5.3.2.	The Company shall contribute to the Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Fund an amount equal to two and a half percent (2.5%) of each Monthly Salary payment.

5.3.3.	It is hereby clarified that the Employee shall bear any applicable tax deriving from the aforementioned contributions. For the avoidance of any doubt, the Company shall not gross up any tax payable in respect of such contributions.

5.4.	Travel Expenses Employee shall be entitled to reimbursement of travel expenses in the amount set forth in Exhibit A hereto, per month.

5.5.	Annual Vacation

Employee shall be entitled to paid vacation days during each year of Employee’s employment in the amount set forth in Exhibit A hereto. Taking of vacation days shall be coordinated in advance with the Company. Employee shall be obligated to take at least five (5) paid vacation days during each year of Employee’s employment, as prescribed by law. Employee may accumulate vacation days and carry them forward to the next year provided that at any given time the Employee shall not be entitled to accumulate any more than the Maximum Amount as set forth in Exhibit A hereto (including statutory vacation allowance) (the “Maximum Amount”). Notwithstanding, any unused vacation days exceeding the Maximum Amount shall be forfeited and are not redeemable in any event.

5.6.	Sick Leave. Employee shall be entitled to such number of working days of paid Sick Leave during each year of employment, as provided by Israeli Labor Law, as set forth in Exhibit A hereto.

5.7.	Dmey Havra’ah (Convalescence Pay). The employee shall be entitled to “Dmey Havra’ah” in accordance with any applicable law.

5.8.	Reserve Duty. The Employee shall bring to the attention of his supervisor any call-up order for military reserve duty immediately upon receipt of the order.

5.9.	Bonus

5.9.1.	Employee may be eligible to a yearly bonus at the Company’s sole and absolute discretion and as set forth in Exhibit A hereto.

5.9.2.	To avoid doubt, no disbursements shall be made to Employee’s Insurance or Education Fund with respect to any bonus payments, and bonus payments shall not be deemed a portion of the Employee’s Salary for any purpose, including without limitation, when calculating the Employee’s entitlement to severance pay or other amounts payable upon termination of the Employee’s employment.

5.10.	Options.

5.10.1.	Subject to (i) the continuous provision of Employee’s employment hereunder; (ii) the approval of the Board of Directors of the Company; and (iii) the adoption of the Plan (as defined below) by the Company, Employee shall be granted an option to purchase the number of Ordinary Shares of the Company which is indicated in Exhibit A to this Agreement, at the exercise price as shall be determined by the Board of Directors of the Company, at its sole discretion (the “Options”), subject to and in accordance with the terms and conditions set forth herein.

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5.10.2.	The Options shall be granted in accordance with, and subject to, all terms and conditions of an applicable share option plan to be adopted by the Company (the “Plan”) and an option agreement (which will include all customary related documents) to be entered into between the Employee and the Company (the “Option Agreement”).

5.10.3.	Any and all tax consequences arising from the grant or exercise of the Options to the Employee, from the payment for, or the subsequent disposition of, shares covered thereby or from any other event or act of the Company (except for erroneous actions of the Company) or of the Employee hereunder, shall be borne solely by the Employee, and the Employee will indemnify the Company and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon, including, without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax. The Employee hereby irrevocably authorizes the Company to deduct from any payment, which may be due to the Employee from the Company, any amount which the Employee may owe to the Company hereunder.

5.10.4.	Nothing herein shall be construed as an obligation to grant any Options to the Employee.

6.	Confidentiality, Non-Compete and Proprietary Rights

The Employee shall, simultaneously herewith, execute the Confidential, Non-Compete and Proprietary Rights Agreement, attached hereto as Exhibit B. For the removal of any doubt, execution of such Confidential, Non-Compete and Proprietary Rights Agreement by the Employee - is a condition precedent to this Agreement becoming effective.

7.	Term and Termination of Employment

7.1.	Employee’s employment under this Agreement shall commence on the Commencement Date and remain in term for an unfixed period of time. Notwithstanding, either party may terminate the Employee’s employment by providing prior written notice in the number of days set forth in Exhibit A hereto (the “Notice Period”). Without derogating from the rights of the Company under this Agreement and/or any applicable law, the Company may terminate this Agreement forthwith with immediate effect, at any time, by paying to the Employee the legally required compensation in lieu of the Notice Period.

7.2.	Notwithstanding the aforementioned, the Company shall be entitled to terminate this Agreement forthwith with immediate effect, at any time, by providing notice thereof to Employee, where said termination is a termination for Cause (as defined below). In such event, without derogating from the rights of the Company under this Agreement and/or any applicable law, Employee shall not be entitled to any Notice Period or any payment in lieu of any Notice Period.

The following reasons shall be deemed Cause:

(i)	the Employee commits a fundamental breach of this Agreement, including a breach of his covenants in Exhibit B hereto;

(ii)	the Employee performs any act that entitles the Company legally to dismiss him without paying him any severance pay in connection with such dismissal;

(iii)	the Employee breaches his duty of good faith to the Company; or

(iv)	the Employee’s intentional gross misconduct in the performance of his obligations under this Agreement in a manner that causes (or is likely to cause) material harm to the Company.

7.3.	During the Notice Period, whether notice has been given by the Employee or by the Company, the Employee shall continue to render his services to the Company unless instructed otherwise by the Company, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities.

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8.	General Provisions

8.1.	The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of Employee’s employment any proprietary information of any third party, including prior employers of the Employee.

8.2.	Employee shall not be entitled to any additional bonus, payment or other compensation in connection with Employee’s employment with Company, other than as provided in this Agreement.

8.3.	Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.4.	This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

8.5.	All notices, requests and other communications to any party hereunder shall be given or made in writing and shall be delivered by E-Mail to the respective party as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective when delivered at the address specified herein.

Employee’s email address: ___________________@_______________	Employer’s email address: ___________________@_______________

8.6.	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

Ltd.	Employee
/s/ Ascher Shmulewitz	/s/ Oz Adler

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Exhibit A

to the Personal Employment Agreement by and between

Therapix Biosciences Ltd. and the Employee whose name is set forth herein

IN THE EVENT THAT ANY DETAILS SET FORTH IN THIS EXHIBIT ARE NOT IN ACCORDANCE WITH THE EMPLOYMENT AGREEMENT, THE TERMS SET FORTH IN THE EXHIBIT HEREUNDER SHALL SUPERSEDE THE TERMS SET FORTH IN THE AGREEMENT, AND APPLY TO THE TERMS OF EMPLOYMENT OF THE EMPLOYEE.

Name of Employee:	Oz Adler
ID No. of Employee:	[*]
Address of Employee:	[*]
Position in the Company:	Controller and Director, Accounting & Finance
Supervisor:	Chief Financial Officer
Commencement Date:	September 3, 2017
Notice Period:	Per applicable law.
Salary and Overtime:	Base Salary NIS 12,600 gross Global Overtime NIS 5,400 gross Monthly Salary NIS 18,000 gross
Overtime hours per month:	Monthly average of 60 overtime hours
Amount of vacation Days per Year:	18 (working days)
Maximum Amount of accrued vacation days	5
Travel Expenses	Per applicable law.
Monthly travel reimbursement (net)	NIS 1,250
Monthly telecom reimbursement (net)	NIS 250
Sick days	Per applicable law
Convalesce Pay	Per applicable law
Yearly Bonus:	Entitled, at discretion of the Company
Options:	Entitled, at discretion of the Company

/s/ Ascher Shmulewitz	/s/ Oz Adler

Therapix Biosciences Ltd.	Employee

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EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

This PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT (this “Agreement”) by and between Therapix Biosciences Ltd., an Israeli company (the “Company”), and Oz Adler (the “Employee”) is made as of September 3, 2017 (the “Commencement Date”). The Employee’s obligations and Company’s rights under this Exhibit shall apply to any period in which the Employee was in any kind of relationship with the Company, including, without limitations, prior to the Commencement Date.

WHEREAS, The Employee acknowledges that the Employee’s employment with the Company creates a relationship of confidence and trust between the Employee and the Company, inter alia, with respect to all Confidential Information (as defined below), Company Inventions (as defined below) and Intellectual Property Rights (as defined below) related thereto. Any misuse of the above by the Employee may cause serious and irreparable harm to the Company; and

WHEREAS, The Employee and the Company wish to regulate the duties herein regarding the Confidential Information, Company Inventions and Intellectual Property Rights related thereto, which are fully owned by the Company; and

NOW, THEREFORE, The Employee undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.            CONFIDENTIALITY.

1.1       Nondisclosure; Recognition of Company’s Rights. At all times during the Employee’s engagement with the Company and thereafter, the Employee shall hold in confidence and will not disclose, use, or publish any of the Company’s Confidential Information (as defined below), except as required in connection with the Employee’s work for the Company, or unless expressly authorized in writing by the Company. In addition, the Employee shall obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to the Employee’s work at the Company. All Confidential Information is and shall be the sole and exclusive property of the Company and its assigns. If an Employee’s entire right, title and interest in the Confidential Information and any modifications thereto, are not transferred to the Company automatically by law, the Employee hereby irrevocably transfers and assigns to the Company any rights he/she has or acquires in any and all Confidential Information. Except as otherwise expressly provided under this Agreement, this Agreement does not, and shall not be construed to, grant to the Employee any license or right of any nature with respect to any Confidential Information.

1.2       Confidential Information. The term “Confidential Information” means any and all confidential knowledge, data or information (in any form or medium) related, directly or indirectly, to the Company’s business as conducted and/or as proposed to be conducted or its actual or demonstrably anticipated research or development, including without limitation: (a) trade secrets, copyrights, trademarks, patents, Inventions (as defined below), Company Inventions (as defined below), ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of the Company’s employees, consultants, contractors, and any other service providers of the Company; (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party and any agreements entered into between the Company and such third parties; (e) all memoranda, books, notes, records, email transmissions, charts, specifications, lists and other documents made, reproduced, compiled, received, held or used by the Employee in connection with his/her engagement by the Company with respect to clauses (a)-(d).

The Employee shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of the Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, (iii) is shown by documentary evidence to have been known by the Employee prior to disclosure to the Employee by the Company, or (iv) is shown by documentary evidence to have been developed by the Employee independently, without any use of confidential information.

1.3       Third Party Information. The Employee understands that the Company received and may receive in the future from third parties confidential or proprietary information (the “Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Employee’s engagement and thereafter, the Employee shall hold Third Party Information in strict confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Employee’s work for the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

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1.4        No Improper Use of Information of Third Parties. The Employee represents that his/her engagement by the Company does not and will not breach any obligation to or agreement with any third party (including without limitation former employers), including any non-compete agreement or any agreement to keep in confidence information acquired by him/her in confidence or trust prior to his/her engagement by the Company. The Employee further represents that he/she has not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith. During the Employee’s engagement by the Company, he/she will not improperly use or disclose or incorporate into the Company’s products, processes, machines and/or Company’s Inventions any confidential information, non-public material, trade secrets or any proprietary information of any kind of any former employer or other third party, unless such party consented to such use and only after obtaining Company’s consent.

1.5       Further obligations. Employee further agrees: (i) not to make copies of Confidential Information or any portions thereof except as authorized by the Company; (ii) not to alter or remove from any Confidential Information any proprietary, copyright, trademark, or trade secret notices or markings; (iii) to report to the Company of any breach or unusual event relating to Confidential Information; (iv) to adhere to any demands required by the Company (including third parties to whom it has confidentiality obligations) in order to prevent disclosure or use of Confidential Information (including Third Party Information) and/or minimize any damages relating to such use or disclosure; and (v) not to cause damage to the Company’s reputation and/or its customer database and/or business in any way whatsoever.

2.            Company Inventions.

2.1       Inventions and Intellectual Property Rights. The term “Invention” means any systems, ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, technology, software, databases, other copyrightable works, methods and techniques and any derivatives and modifications thereof and all Intellectual Property Rights therein or relating thereto (all whether or not patentable or registrable under intellectual property or other laws). The term “Intellectual Property Rights” means (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property and any other intellectual property rights recognized by the laws of any jurisdiction or country including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights.

2.2       Ownership of Company Inventions. The Employee hereby agrees, acknowledges and declares that all Inventions made, developed, conceived, reduced to practice or learned by the Employee, in whole or in part, whether alone or jointly with others, during the period of the Employee’s engagement with the Company (including after hours, on weekends or during vacation time) that (i) relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, its affiliates or subsidiaries, (ii) are developed in whole or in part on the Company’s time or using Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to the Employee or any work performed by the Employee for or on behalf of the Company, its affiliates or subsidiaries, or by the scope of the Employee’s duties and responsibilities with the Company, its affiliates or subsidiaries; including any Intellectual Property Rights related thereto (the “Company Inventions”) are, from their inception, and shall remain at all times the sole and exclusive property of the Company or its assigns.

2.3       Assignment of Company Inventions. Notwithstanding the forgoing, if an Employee’s entire right, title and interest in the Company Inventions are not transferred to the Company automatically by law, the Employee hereby irrevocably assigns and transfers to the Company and agrees to assign and transfer in the future, for no additional consideration or compensation, the Employee’s entire right, title and interest in and to all Company Inventions.

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2.4       Company Inventions Waiver. Without derogating from the aforementioned, the Employee hereby explicitly waives any interest, claim or demand that the Employee may have for, or may be entitled to, with respect to any consideration, compensation or royalty in connection with the Company Inventions, including but not limited to, any claims for consideration, compensation or royalty pursuant to Section 134 of the Israeli Patents Law- 1967 (the “Patents Law”). The Employee hereby acknowledges and declares that 10% of his/her monthly base salary will be deemed as special consideration (the “Special Consideration”), paid by the Company for his/her obligations regarding proprietary rights and inventions assignment as set forth herein, constitutes the entire compensation to which he/she is entitled to and includes any and all consideration with respect to the Company Inventions developed by him/her. The Employee further waives the right to bring any claims, demands or allegations to receive compensation, consideration or royalties with respect to the Company Inventions before any competent authority, including without limitation the Committee for Compensation and Royalties under the Patents Law (the “Committee”). Notwithstanding the above, in the event that despite the parties’ agreement hereunder and the aforementioned waiver it is determined by any competent authority (including but not limited to the Committee) that for any reason whatsoever the Employee is or will be entitled to consideration, compensation or royalties in connection with one or more Company Inventions, the Employee agrees and acknowledges that the Special Consideration will be deemed the sole and final consideration, compensation or royalty payments to which Employee is, and will be, entitled to in connection with such Company Inventions. This agreement is intended to serve as an “agreement” for the purpose of section 134 of the Patents Law.

2.5       Prior Inventions. The Employee has disclosed in Schedule A, a complete list of all Inventions that the Employee has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of his/her engagement by the Company, in which the Employee has an ownership interest or which he/she has a license to use, and that the Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Schedule A, the Employee warrants that there are no Prior Inventions. The Employee agrees that he/she will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions. Notwithstanding the foregoing, if, in the course of the Employee’s engagement with the Company, the Employee incorporates a Prior Invention into a Company process, machine, Company Inventions or other work, the Employee shall, as a condition to such incorporation (i) seek the Company’s prior written consent to such incorporation of Prior Inventions in the Company’s Inventions; and (ii) grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention. The Employee agrees that his/her failure to obtain the Company’s prior consent shall not affect the grant of license relating to Prior Inventions as specified under this Section 2.5.

2.6       Waiver of Moral Rights. The Employee hereby explicitly waives any interest, claim or demand for any Moral Rights that he/she has or may have in the future, with respect to the Company Inventions. “Moral Rights” as used herein means the rights of an author under Section 45 of the Israeli Copyright Law, 2007, or any other similar provision under any law of any applicable jurisdiction, including the right of the author to be known as the author of his/her work; to prevent others from being named as the author of his/her work; to prevent others from making deforming changes in his/her work in a manner that reflects negatively on his/her professional standing, his/her goodwill or dignity.

2.7       Notice Obligations. During the period of the Employee’s engagement with the Company and for one (1) year thereafter, the Employee shall promptly and fully disclose to the Company in writing (a) all Company Inventions authored, conceived, or reduced to practice by him/her, either alone or with others; and (b) all Inventions made, conceived or reduced to practice by Employee, alone or together with others, whether to Employee’s opinion the Inventions fall under the definitions of Company Inventions.

2.8       Government or Third Party; Other Obligations. The Employee also agrees to assign all his/her right, title, and interest in and to any particular Company Invention to a third party as may be directed by the Company. The Employee further acknowledges that the Company from time to time may have agreements with other persons or with government authorities, or agencies thereof, which impose obligations or restrictions on the Company regarding Company Inventions made during the course of work thereunder or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

2.9       Enforcement of Intellectual Property Rights and Assistance. During the period of the Employee’s engagement and thereafter, the Employee shall assist the Company in every proper way to obtain and enforce United States, Israeli and foreign Intellectual Property Rights relating to the Company Inventions in all countries and he/she shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to register such Intellectual Property Rights by the competent authorities and evidence more fully the transfer of ownership of the Company Inventions to the Company and to defend and enforce the Intellectual Property Rights therein. The Employee therefore agrees that, if necessary, the Employee will: (a) execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Company Inventions; (b) serve as witness or consultant as reasonably requested; and (c) perform any other acts deemed necessary to carry out the intent of this Agreement.

In the event the Company is unable because of Employee’s mental or physical incapacity or unavailability, or for any other reason, to secure the Employee’s signature on any document needed in connection with such purposes, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, which appointment is coupled with an interest, to act on his/her behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Employee.

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3.            Records. The Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and in any other form that is required by the Company) of all Company Inventions which records shall be available to, and remain the sole property of, the Company at all times. The Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by the Company. Employee agrees to return all such records (including any copies thereof) to the Company at the time of termination of his/her engagement with the Company.

4.            Company property and Return Of Company Property. During the term of the Employee’s engagement with the Company, Employee shall not remove from the Company’s offices or premises any Company property, equipment or documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions or Confidential Information of the Company (“Company Property”) unless and to the extent necessary in connection with the duties and responsibilities of the Employee and as permitted by the Company. In the event that such Company Property is duly removed from the Company’s offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Company Property. The Employee shall return the Company Property to its proper files or location as promptly as possible after such use or, if earlier, upon the Company’s request. Upon termination of the Employee’s engagement (for whatever reason) or upon the Company’s request at any other time, the Employee shall deliver to the Company all of the Company Property and certify in writing that he/she has fully complied with the foregoing obligation. In addition, the Employee agrees that he/she will not copy, delete, or alter any information contained upon the Company computer(s) used by the Employee or such e-mail box(es) accessible by the Employee before he/she returns them to the Company.

5.            Personal Information. The Employee grants consent to the Company, parent and their affiliates, and their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment (including information regarding the Employee’s salary, social benefits, evaluation, training and other data (the “Personal Information”). The Employee is aware, understands and hereby consents that the Personal Information which shall be collected, will be kept in the Company’s database, held in Israel and/or abroad, and further consents that Personal Information, may, in whole or in part, be transferred, and further transferred, to databases owned by a parent or any other entity affiliated with the Company, or a third party retained by the Company, parent of affiliates for assisting in human resources administration, whether in Israel or abroad, and may be used by such entities for purposes of human resources management and administration. All personnel records included in the Personal Information are considered confidential and access will be limited and restricted to individuals with need to know or process that Personal information, such as management teams and human resources personnel. The Company may share personnel records as needed internally and with third parties in connection with purposes related to the Employee’s employment, audit and compliance activities and as reasonably required in connection with other activities intended to run the internal operations of the Company and the Company’s business activities. By signing this Agreement, the Employee declares that he/she was given the opportunity to ask and request details regarding the Personal Information transfer, as aforesaid, and the Employee understood and accepted this section. The Employee further acknowledges that he/she was made aware that he/she is entitled to contact the Company with any question or concern with respect to the Personal Information.

6.            Non Competition Non Solicitation

6.1       Non Competition. Employee agrees that as long as he/she is in the employ of the Company and for a period of twelve (12) months after termination of employment, for any reason, Employee will not, directly or indirectly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world, engage in, become financially interested in, be employed by or have any connection with any business or venture that is engaged in any activities involving (i) products or services competing with the Company’s products or services, or with such of the Company’s Affiliates products and services which relate to the Company actual or proposed business, products or research and development, as they shall be at the time of termination of my employment, or (ii) information, processes, technology or equipment which competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s Affiliates then has a proprietary interest and which are related to the Company actual or proposed business, products or research and development. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as Employee has no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

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6.2       Non Solicitation. During the term of my service with the Company and for a period of six (6) months after termination of employment, for any reason, Employee will not, either directly or indirectly, including personally or in any business in which Employee is an employee, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any employees of the Company or of the Company’s Affiliates to terminate their employment with the Company or with the Company’s Affiliates as applicable.

7.            General Provisions.

7.1       Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and construed under the laws of the State of Israel, without giving effect to principles of conflicts of laws thereof. The competent courts in Tel Aviv, Israel, shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

7.2       Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3       Survival. This Agreement shall survive the termination of the Employee’s engagement and the assignment of this Agreement by the Company to any successor-in-interest or other assignee and be binding upon the Employee’s heirs and legal representatives.

7.4       Engagement. the Employee agrees and understands that nothing in this Agreement shall confer any right with respect to the continuation of his/her engagement by the Company, nor shall it interfere in any way with his/her right or the Company’s right to terminate the engagement at any time, with or without cause and with or without advance notice.

7.5       Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), by e-mail, or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. If sent by facsimile or electronic mail on the first business day following the date that the facsimile or electronic mail was sent and addressed to the party to be notified at the address set forth below. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6       Injunctive Relief. the Employee acknowledges that, because his/her employment tasks are personal and unique and because he/she will have access to the Confidential Information of the Company, any breach of the provisions of this Agreement by the Employee would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, will entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7       Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.8       Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes all prior communications between the Company and Employee with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Employee and the Company. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement may be executed in two or more counterparts and delivered by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9       In order to enable and facilitate the performance of Employee’s duties, the Company will provide him/her with various types of computer related devices and services, including a computer, hardware, software, company e-mail account etc. (collectively, the “Computer Devices”). The Computer Devices are the exclusive property of the company. The Company policy regarding the use of the Computer Devices including the Company’s computer systems (the “Company Computer Policy”) is attached as Schedule B.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the Effective Date.

COMPANY:	EMPLOYEE:

By:	Name:
Name:	Signature:
Title:

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SCHEDULE A

PRIOR INVENTIONS

1.       Prior Inventions Disclosure. The following is a complete list of all Prior Inventions:

☐ None

☐ See immediately below:

_______________________________________________________________________________________

_______________________________________________________________________________________

* * * * * * *

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SCHEDULE B

COMPANY COMPUTER POLICY CONSENT

The Company has a policy regarding the use of the Company’s computer systems (the “Company’s Computers Policy”), as follows:

1.	The Company has provided you, for the purpose of the performance of your duties, various types of computer related devices, including a computer, hardware, software, Company e-mail account, phone etc. (the “Computer Devices”). The Computer Devices are the exclusive property of the Company, and in order to protect the Computer Devices, you are hereby required to adhere to the following instructions:

1.1	Hardware – it is prohibited to install hardware on, and/or to, Computer Devices without the prior authorization of your manager or the Company’s computer systems team. In this regard, it is prohibited to connect to a Computer Device an external hard – drive, disk on key (also known as memory stick and/or flash memory), camera, cell phone or any other type of hardware. Furthermore, you are also required to refrain from inserting to a Computer Device a CD and/or DVD that is not related to the Company’s activity.

1.2	Software – it is prohibited to install software on Computer Devices without the prior authorization of your manager or the Company’s computer systems team. In this regard, it is prohibited to install software which enables processing of photos, games, chat programs, toolbars or any other type of software.

1.3	Files - it is prohibited to save on Computer Devices any files that are not related to the Company. In this regard, it is prohibited to save to Computer Devices photos or videos which are not related to the Company’s activity.

1.4	If any of the above instructions is not clear or if you have a question regarding the use of Computer Devices, please contact your manager or Company’s computer systems team.

2.	Notwithstanding the abovementioned, the Company is aware that you may be required to make use of Computer Devices for your own private needs. Such private use of the Computer Devices is allowed subject to the following instructions:

2.1	The Company’s e-mail account which was assigned to you is provided to you only for the purpose of work related use. You are not allowed to use the Company’s e-mail account, which was assigned to you, for private purposes which are not related to the Company’s activities, such prohibited private use of your e-mail account includes correspondence with friends and family.

2.2	In the event you wish to send private e-mails during work hours and/or while at Company’s offices, you can do so through your private external web based e-mail account (Gmail, Hotmail etc.). As said, it is prohibited to save to Computer Devices any files received by you through your external web based e-mail account.

2.3	You may access the internet for your own private use provided that such access is done for a reasonable period of time, without such access having a negative effect on your performance, in accordance with the Company’s Computers Policy.

3.	In order to maintain the security of the Computer Devices and the protection of the Company’s legitimate interests, the Company is using various monitoring technologies, as well as blocking technologies, in the scope detailed in the Company’s Computers Policy. These technologies enable the Company to monitor and review content and information which is present on Computer Devices or exchanged through Computer Devices, including through the Company’s e-mail account assigned to Company’s employees.

4.	Said monitoring is not intended to infringe your privacy, and as a general rule the Company is not interested in reviewing correspondence which is exchanged through the Company’s e-mail account assigned to you. However, the Company may review professional correspondence and will act within the boundaries of applicable law, and when circumstances so require, necessitate and obligate, in order to protect the Company’s legitimate interests.

5.	As a sign of your consent to the Company’s Computers Policy and the abovementioned instructions, you are required to sign below.

Employee acknowledgement and consent:

I, the undersigned, hereby acknowledge and approve that I have read all the above mentioned, received any and all clarifications which I required, and agree to it.

Date	Signature	ID number	Name

* * * * * * *

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EXHIBIT C

SECTION 14 APPROVAL

אישור כללי בדבר תשלומי מעבידים לקרן
<u>פנסיה ולקופת ביטוח במקום פיצויי פיטורים</u>

לפי חוק פיצויי פיטורים, התשכ״ג-1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ״ג-1963 [1] (להלן: ״**החוק**״) אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ״ד-1964 [2] (להלן: ״**קרן פנסיה**״), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתוכנית קצבה ולתוכנית שאינה לקצבה בקופת ביטוח כאמור (להלן: ״**קופת ביטוח**״), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תוכנית לקצבה ובין אם לאו (להלן: ״**תשלומי המעביד**״), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן: ״**השכר המופטר**״), ובלבד שנתקיימו כל אלה:

(1) תשלומי מעביד

(א) לקרן פנסיה אינם פחותים מ- % 14 1/3 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 2 1/3 מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם % 2 1/3 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) % 13 1/3 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור דרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % 2½ מן השכר המופטר, לפי הנמוך מביניהם (להלן: ״**תשלום לביטוח אובדן כושר עבודה**״);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 2 1/3 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך חוזה בכתב בין המעביד לבין עובד ובו –

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בחוזה האמור ייכלל גם נוסחו של אישור זה;

(ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה ״אירוע מזכה״ – מוות, נכות או פרישה בגיל שישים או יותר.

(3) אין באישור זה כדי לגרוע מזכותו של עובד לפיצוי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

ט״ו בסיון התשנ״ח (9 ביוני 1998)

(חמ 3-327)

אליהו ישי

שר העבודה והרווחה

----

1 ס״ח התשכ״ג, עמ' 136

2 ק״ת התשכ״ד, עמ' 1302

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SCHEDULE D

Controller and Director, Accounting and Finance

•	Provides all analytic support required by the CFO, which will include budgeting and financial projections, financial modeling, scenario analysis, comparable company analysis, and maintaining updated presentation material.

•	Involved in investor relations related activities, including the preparation of SEC financial reports, earnings releases, annual reports, etc.

•	Guides financial decisions by establishing, monitoring, and enforcing policies and procedures.

•	Protects assets by establishing, monitoring, and enforcing internal controls.

•	Monitors and confirms financial condition by conducting audits; providing information to external auditors.

•	Prepares budgets by establishing schedules; collecting, analyzing, and consolidating financial data; recommending plans.

•	Achieves budget objectives by scheduling expenditures; analyzing variances; initiating corrective actions.

•	Provides status of financial condition by collecting, interpreting, and reporting financial data.

•	Prepares special reports by collecting, analyzing, and summarizing information and trends.

•	Complies with federal, state, and local legal requirements by studying existing and new legislation; anticipating future legislation; enforcing adherence to requirements; filing financial reports; advising management on needed actions.

•	Completes operational requirements by scheduling and assigning employees; following up on work results.

•	Protects operations by keeping financial information and plans confidential.

•	Contributes to team effort by accomplishing related results as needed.

16